Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this proxy statement/prospectus that is made a part of the Registration Statement (Form S-4) of PolyOne Corporation for the registration of its common stock, and to the incorporation by reference therein of our report dated December 17, 2012, with respect to the consolidated financial statements and schedule of Spartech Corporation and its subsidiaries included in the Annual Report (Form 10-K) of Spartech Corporation and its subsidiaries for the year ended November 3, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri
December 17, 2012